Filed by: Supernus Pharmaceuticals, Inc.
Pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: Supernus Pharmaceuticals, Inc.
Commission File No.: 001-35518
Date: October 29, 2026

Exhibit 99.1

Supernus Announces Third Quarter 2026 Financial Results

•Record total revenues of $226.8 million in the third quarter 2026, an 18% increase compared to same period last year.

•Combined revenues of the Company's four growth products increased to $192.2 million in the third quarter 2026, representing an increase of 29% compared to the same period last year. This strong growth was driven by an increase in net sales of Qelbree® , GOCOVRI®, ZURZUVAE®, and ONAPGO™.

•Received orphan-drug exclusive approval for ONAPGO and submitted an sNDA to the FDA to add a second supplier.

•Merger with Indivior Pharmaceuticals, Inc. (Indivior) expected to close on November 2, 2026.

ROCKVILLE, Md., October 29, 2026 – Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced financial results for the third quarter 2026 and associated Company developments.

“Our strong operating execution year-to-date delivered total revenue growth of 29%, which shows the continued momentum across our commercial portfolio, specifically our growth products.” said Jack Khattar, President and Chief Executive Officer of Supernus. “We look forward to closing the merger with Indivior next week, which will create a diverse CNS biopharmaceutical leader positioned to serve more patients and deliver long-term value for shareholders.”

Commercial Highlights

•ONAPGO net product sales were $17.1 million in the third quarter of 2026. Demand for the product continued to be healthy, with more than 400 enrollment forms submitted in the third quarter. In the third quarter 2026, prescriptions grew by 17% compared to the second quarter 2026. The U.S. Food and Drug Administration (FDA) has recognized seven years of orphan-drug exclusive approval for ONAPGO for the treatment of motor fluctuations in adults with advanced Parkinson’s disease. In addition, the Company submitted a supplemental New Drug Application (sNDA) for a second supplier for ONAPGO, with potential FDA approval by mid-year 2027.

•Collaboration revenue from ZURZUVAE was $41.7 million in the third quarter of 2026. Collaboration revenue represents 50% of the net revenues for ZURZUVAE recorded by Biogen Inc. Third quarter 2026 U.S sales of ZURZUVAE, as reported by Biogen Inc., increased approximately 53% compared to the same period in 2025. The total number of prescriptions for ZURZUVAE increased by 43% in the third quarter of 2026 compared to the same period last year.

•Net sales of Qelbree increased 12% to $90.8 million in the third quarter of 2026, compared to the same period in 2025, driven primarily by volume growth. Total IQVIA prescriptions(6) for Qelbree were 282,887 for the third quarter 2026, representing an increase of 18% compared to the same period last year. Prescription growth in the adult and pediatric populations was 25% and 16%, respectively, compared to the same period last year.

•GOCOVRI grew by approximately 4% in net sales and 4% in prescriptions in the third quarter of 2026, compared to the same period in 2025. Net sales reached an all-time high of $42.6 million in the third quarter of 2026.
Product Pipeline Update
SPN-817 – Novel first-in-class highly selective AChE inhibitor for epilepsy
•The Phase 2b randomized, double-blind, placebo-controlled study of 3mg and 4mg twice daily doses is ongoing with a targeted enrollment of approximately 258 adult patients with treatment resistant focal seizures.

SPN-820 – Novel first-in-class molecule that increases mTORC1 mediated synaptic function for depression

•The Phase 2b multi-center, randomized, double-blind, placebo-controlled trial in approximately 200 adults with major depressive disorder (MDD). The study will examine the safety and tolerability of SPN-820 2400mg given intermittently (twice weekly) as an adjunctive treatment to the current baseline antidepressant therapy, as well as assess the rapid onset of improvement in depressive symptoms.
SPN-443 – Novel stimulant for attention-deficit/hyperactivity disorder (ADHD)
•The Company expects to initiate a Phase 1 single-ascending/multiple-ascending dose study in adult healthy volunteers by the end of 2026.

Strategic Merger with Indivior Pharmaceuticals, Inc

On August 3, 2026, Supernus announced that it had entered into an agreement to combine in an all-stock merger with Indivior. The combination will create a diversified CNS biopharmaceutical leader with significant scale and financial resources to accelerate growth opportunities. The go-forward company, to be named Supernus, Inc., is expected to generate significant value for shareholders of both companies and expected to realize $125 million in annual cost synergies.

The merger was approved by the shareholders of both companies on October 15, 2026, and is expected to close on November 2, 2026. Supernus, Inc. will be listed on the Nasdaq Global Market and will begin trading under the ticker symbol “SUPN” on November 3, 2026.
Financial Highlights
This section includes information on non-GAAP financial measures. See "Non-GAAP Financial Information" section for information on non-GAAP financial measures. In addition, a reconciliation of applicable GAAP to non-GAAP financial information is included at the end of this press release.

Revenues
The following table provides information regarding total revenues (dollars in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	Change %	2026	2025	Change %
	(unaudited)			(unaudited)
Net product sales
Qelbree	$90.8	$81.4	12%	$257.9	$223.7	15%
GOCOVRI	42.6	40.8	4%	115.4	108.2	7%
ONAPGO	17.1	6.8	151%	39.0	8.4	364%
Trokendi XR®	10.2	10.0	2%	28.1	34.0	(17)%
Oxtellar XR®	8.0	12.1	(34)%	24.2	33.9	(29)%
APOKYN®	6.5	10.4	(38)%	20.5	38.2	(46)%
Other(2)	3.4	7.0	(52)%	9.9	22.1	(55)%
Total net product sales	178.6	168.5	6%	495.0	468.5	6%
Collaboration revenue (ZURZUVAE) (3)	41.7	20.2	107%	104.7	20.2	419%
Total revenues from commercial products (Non-GAAP) (1) (4)	220.3	188.7	17%	599.7	488.7	23%
Royalty, licensing and other revenues(5)	6.5	3.4	91%	53.8	18.7	188%
Total revenues	$226.8	$192.1	18%	$653.5	$507.4	29%

Total revenues from commercial products (non-GAAP)(1)(4) represent revenues from our product sales to customers and through our collaboration agreement with Biogen.

Other Financial Highlights
•Operating earnings (loss) was an earnings of $21.2 million and a loss of $45.1 million for three and nine months ended September 30, 2026, compared to an operating loss of $60.2 million and $58.3 million for the same period in 2025. The increase in the three month period ended September 30, 2026 was primarily due to higher revenues, as well as a decrease in selling, general, and administrative expenses due to the absence of acquisition-related costs associated with the acquisition of Sage in the third quarter of 2025. The increase in the nine month period ended September 30, 2026 was primarily due to higher revenues.
•Adjusted operating earnings (non-GAAP)(1) were $55.2 million and $115.2 million for three and nine months ended September 30, 2026, compared to $41.9 million and $110.2 million for the same period in 2025.
•Net earnings (loss) and diluted earnings (loss) per share were $20.9 million and $0.35 for the three months and $(39.8) million and $(0.69) for nine months ended September 30, 2026, respectively, compared to net loss and diluted loss per share of $(45.1) million and $(0.80) for the three months and $(34.4) million and $(0.61) nine months ended September 30, 2025, respectively.
•Cash, cash equivalents, and current marketable securities were approximately $359.5 million as of September 30, 2026, compared to $308.7 million as of December 31, 2025. This increase was primarily due to cash generated from operations.

Full Year 2026 Financial Guidance

As a stand-alone company, the Company is raising its guidance for the full year 2026 financial guidance as set forth below (dollars in millions):

	Current Guidance (as of October 29, 2026)	Previous Guidance (as of August 4, 2026)
Total revenues include the following(7): ◦ONAPGO net sales of $60 million - $65 million ◦Trokendi XR and Oxtellar XR net sales of $60 million - $67 million	$875 - $900	$860 - $890
Operating Earnings (Loss) - GAAP	$(5) - $(40)	$(20) - $(50)
Operating Earnings - As Adjusted (Non-GAAP)	$160 - $180	$150 - $180

Assuming the merger is completed on November 2, 2026, we will operate as a combined company, and the guidance above will no longer apply.
Non-GAAP Financial Information

This press release contains financial measures that present financial information which do not comply with United States generally accepted accounting principles (GAAP). The non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, or superior to measures prepared in accordance with GAAP. Non-GAAP adjusted operating earnings on a historical and projected basis adjusts for non-cash share-based compensation expense, depreciation and amortization, intangible asset impairment charges and changes to fair value of contingent consideration, and for factors that are unusual, non-recurring or unpredictable, and excludes those costs, expenses, and other specified items presented in the reconciliation tables in this press release. We also present total revenues excluding net sales of Trokendi XR (GAAP) and Oxtellar XR (GAAP), which is a non-GAAP measure and is calculated as total revenues (GAAP) less net product sales of Trokendi XR (GAAP) and Oxtellar XR (GAAP). Beginning in the year a product loses exclusivity due to generic entrants, we generally do not expect net product sales of such products to constitute a significant part of our revenue in the future. We also present total revenues from commercial products, which is also a non-GAAP measure and is calculated as the combined total of total net product sales (GAAP) and collaboration revenues (GAAP). We believe that the use of non-GAAP financial measures provides useful supplemental information to management, investors, analysts and others regarding the Company's revenue and results of operations and assist management, investors, analysts, and others in understanding and evaluating our revenue growth and the performance of the business.

There are limitations associated with the use of non-GAAP financial measures and therefore comparability may be limited. These limitations include: non-GAAP financial measures that may not be entirely comparable to similarly titled measures used by other companies; these may not reflect all items of income and expense, as applicable, that affect our operations; there may be potential differences among calculation methodologies; these may differ from the non-GAAP information used by other companies, including peer companies. We mitigate these limitations by reconciling the non-GAAP financial measure to the most comparable GAAP financial measure. Investors are encouraged to review the reconciliation. The Company's 2026 financial guidance is also being provided on both a GAAP and a non-GAAP basis.

End Notes
(1) See the section titled "Non-GAAP Financial Information" for information about this non-GAAP financial measure. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is included at the end of this press release.
(2) Includes net product sales of MYOBLOC®, XADAGO® and Osmolex ER®.
(3) Represents proportionate share of collaboration revenue from Biogen’s sales of ZURZUVAE to customers in the U.S. from July 31, 2025, the closing of the acquisition of Sage Therapeutics, Inc.
(4) Total revenues from commercial products, a non-GAAP measure, represents revenues from our product sales to customers and through our collaboration agreement with Biogen.
(5) Royalty, licensing, and other revenues include royalties on generic Trokendi XR, Oxtellar XR, other licensed products and intellectual property.
(6) IQVIA data restatement July 1, 2025.
(7) Includes net product sales, collaboration revenue, and royalty, licensing, and other revenue.

Conference Call Details

Supernus will host a conference call and webcast today, October 29, 2026, at 4:30 p.m. ET.to discuss its third quarter and nine months results. A live webcast will be available in the Events & Presentations section of the Company's Investor Relations website www.supernus.com/investors.

Participants may also pre-register any time before the call here. Once registration is completed, participants will be provided a dial-in number with a personalized conference code to access the call. Please dial in 15 minutes prior to the start time.

Following the live call, a replay will be available on the Company's Investor Relations website www.supernus.com/investors. The webcast will be available on the Company's website for 60 days following the live call.
About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for attention-deficit hyperactivity disorder (ADHD), dyskinesia in Parkinson's disease (PD) patients receiving levodopa-based therapy, hypomobility in PD, postpartum depression (PPD), epilepsy, migraine, cervical dystonia, and chronic sialorrhea. We are developing a broad range of novel product candidates for CNS disorders.
For more information, please visit www.supernus.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "may," "will," "would," "could," "should," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. These statements do not convey historical information but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the risk that the proposed merger may not be completed; the possibility that competing offers or acquisition proposals for Supernus or Indivior will be made; the delay or failure of the merger conditions to be satisfied (or waived), including the receipt of required approvals from stockholders of Supernus and Indivior; the failure (or delay) to receive the required regulatory approvals of the proposed merger; the possibility that prior to the completion of the transactions contemplated by the merger agreement, Supernus’s or Indivior’s business may experience significant disruptions due to transaction related uncertainty; the effects of disruption from the transactions on Supernus’s and Indivior’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, manufacturers, suppliers, vendors, business partners and distribution channels to patients; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the risk that Supernus may be required to pay a termination fee to Indivior in specified circumstances in which the merger agreement is terminated, and the possibility that the existence of such fee may discourage third parties from proposing an alternative transaction; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the restrictions on the conduct of Supernus’s business during the pendency of the merger under the interim operating covenants contained in the merger agreement, which may limit Supernus’s ability to pursue business opportunities, make acquisitions or dispositions, incur indebtedness, make capital expenditures, or otherwise take actions it would have taken absent the merger agreement, or to respond to competitive pressures or developments in its industry; the diversion of the attention and resources of Supernus’s management and employees from ongoing business operations and opportunities as a result of the substantial time and effort required to complete the merger and to prepare for integration; the fact that the exchange ratio is fixed and will not be adjusted for changes in the market price of Supernus or Indivior common stock prior to the consummation of the merger, which may decrease the value of the consideration received by Supernus stockholders in connection with the merger; the risk that the anticipated benefits, synergies and cost savings of the merger may not be realized, or may not be realized within the expected timeframe; the difficulties, costs and unanticipated liabilities associated with integrating the businesses, operations, systems, product portfolios and personnel of Supernus and Indivior; the risk that the combined company may be unable to retain and motivate key employees during the pendency of the merger and following its consummation; Supernus’s ability to sustain and increase its profitability; Supernus’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of Supernus’s corporate strategy; Supernus’s future financial performance and projected expenditures; Supernus’s ability to increase the number of prescriptions written for each of its products, and the products of its subsidiaries; Supernus’s ability to increase its net revenue from its products, and the products of its subsidiaries; Supernus’s ability to commercialize its products, and the products of its subsidiaries; Supernus’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; Supernus’s product research and development activities, including the timing and progress of Supernus’s clinical trials, and projected expenditures; Supernus’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize Supernus’s product candidates; Supernus’s ability to protect its intellectual property and the intellectual property of its subsidiaries and operate its business without infringing upon the intellectual property rights of others; Supernus’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of Supernus’s product candidates; the accuracy of Supernus’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; Supernus’s ability to increase its manufacturing capabilities for its products and product candidates; Supernus’s projected markets and growth in markets; Supernus’s product formulations and patient needs and potential funding sources; Supernus’s staffing needs; changes to laws and regulations applicable to the pharmaceuticals industry; the impact of macroeconomic factors, such as economic downturns or uncertainty, international conflict, trade disputes and tariffs; and other risk factors set forth from time to time in Supernus’s and Indivior’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Supernus undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30,	December 31,
	2026	2025
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$175,884	$128,448
Marketable securities	183,575	180,222
Accounts receivable, net	214,714	187,802
Inventories, net	87,112	82,385
Prepaid expenses and other current assets	49,930	65,325
Total current assets	711,215	644,182
Restricted cash	1,450	1,450
Property and equipment, net	10,021	10,531
Intangible assets, net	446,238	569,456
Goodwill	119,431	124,882
Deferred income tax assets, net	54,317	38,351
Other assets	55,018	63,796
Total assets	$1,397,690	$1,452,648

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$109,136	$107,800
Accrued product returns and rebates	165,348	161,097
Contingent consideration, current portion	—	31,052
Other current liabilities	10,913	38,222
Total current liabilities	285,397	338,171
Contingent consideration, long-term	206	206
Operating lease liabilities, long-term	28,577	30,365
Other liabilities	21,032	22,192
Total liabilities	335,212	390,934

Stockholders' equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 58,254,131 and 57,457,462 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	58	57
Additional paid-in capital	584,575	543,825
Accumulated other comprehensive loss, net of tax	(280)	(44)
Retained earnings	478,125	517,876
Total stockholders' equity	1,062,478	1,061,714
Total liabilities and stockholders' equity	$1,397,690	$1,452,648

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Statements of Loss
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(unaudited)		(unaudited)
Revenues
Net product sales	$178,576	$168,542	$495,042	$468,525
Collaboration revenue (ZURZUVAE)	41,697	20,164	104,690	20,164
Royalty, licensing, and other revenues	6,498	3,397	53,802	18,691
Total revenues	226,771	192,103	653,534	507,380

Costs and expenses
Cost of revenues(a)	27,018	18,965	84,078	51,555
Research and development	25,756	29,366	94,657	78,408
Selling, general and administrative	128,056	179,678	386,866	363,173
Amortization of intangible assets	23,221	24,325	74,198	64,930
Impairment charges	1,541	—	56,460	—
Contingent consideration loss	—	—	2,391	7,660
Total costs and expenses	205,592	252,334	698,650	565,726

Operating earnings (loss)	21,179	(60,231)	(45,116)	(58,346)

Other income (expense)
Interest and other income, net	2,248	2,277	7,260	11,230
Interest expense	(718)	—	(3,033)	—
Total other income, net	1,530	2,277	4,227	11,230

Earnings (loss) before income taxes	22,709	(57,954)	(40,889)	(47,116)

Income tax expense (benefit)	1,796	(12,837)	(1,138)	(12,671)
Net earnings (loss)	$20,913	$(45,117)	$(39,751)	$(34,445)

Earnings (loss) per share
Basic	$0.36	$(0.80)	$(0.69)	$(0.61)
Diluted	$0.35	$(0.80)	$(0.69)	$(0.61)

Weighted average shares outstanding
Basic	58,202,474	56,552,741	57,975,499	56,133,918
Diluted	59,471,021	56,552,741	57,975,499	56,133,918

(a) Excludes amortization of intangible assets.

Supernus Pharmaceuticals, Inc.
Reconciliations of GAAP to Non-GAAP Financial Information
(unaudited)

Reconciliation of GAAP Total revenues to Non-GAAP Total revenues excluding Trokendi XR and Oxtellar XR net sales
An itemized reconciliation between total revenues on a GAAP basis and total revenues excluding Trokendi XR and Oxtellar XR net sales, a non-GAAP measure, is as follows (dollars in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	Change %	2026	2025	Change %
Total revenues (GAAP)(a)	$226.8	$192.1	18%	$653.5	$507.4	29%
Adjustments:
Trokendi XR net product sales	(10.2)	(10.0)	2%	(28.1)	(34.0)	(17)%
Oxtellar XR net product sales	(8.0)	(12.1)	(34)%	(24.2)	(33.9)	(29)%
Total revenues excluding Trokendi XR and Oxtellar XR net sales (non-GAAP)	$208.6	$170.0	23%	$601.2	$439.5	37%
___________________________________________
(a) Includes net product sales, collaboration revenue, and royalty, licensing, and other revenues.
Reconciliation of GAAP Net Product Sales to Non-GAAP Revenues from Commercial Products
An itemized reconciliation between Net product sales on a GAAP basis and total revenues from commercial products, a non-GAAP measure, is as follows (dollars in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	Change %	2026	2025	Change %
Net product sales (GAAP)	$178.6	$168.5	6%	$495.0	$468.5	6%
Adjustments:
Collaboration revenue (ZURZUVAE)	41.7	20.2	106%	104.7	20.2	418%
Total revenues from commercial products	$220.3	$188.7	17%	$599.7	$488.7	23%
Total revenues from commercial products, a non-GAAP measure, represents revenues from our product sales to customers and through our collaboration agreement with Biogen.

Reconciliation of GAAP Operating Earnings (Loss) to Non-GAAP Adjusted Operating Earnings
An itemized reconciliation between operating earnings (loss) on a GAAP basis and adjusted operating earnings on a non-GAAP basis is as follows (dollars in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating earnings (loss) - As Reported (GAAP)	$21.2	$(60.2)	$(45.1)	$(58.3)
Adjustments:
Amortization of intangible assets	23.2	24.3	74.2	64.9
Impairment charges	1.5	—	56.4	—
Share-based compensation	8.9	30.7	26.0	46.3
Contingent consideration loss (gain)	—	—	2.4	7.7
Depreciation	0.4	0.5	1.3	1.6
Other acquisition-related costs	—	46.6	—	48.0
Operating earnings - As Adjusted (non-GAAP)	$55.2	$41.9	$115.2	$110.2
_________________________________________
Non-GAAP adjusted operating earnings adjusts for non-cash items, which include amortization of intangible assets, share-based compensation expense, change in fair value of contingent consideration, depreciation, and intangible asset impairment charges.
Reconciliation of Full Year 2026 Financial Guidance - GAAP Operating Earnings (Loss) to Non-GAAP Adjusted Operating Earnings
An itemized reconciliation between projected operating earnings (loss) on a GAAP basis for the full year 2026 and projected adjusted operating earnings on a non-GAAP basis for the full year 2026 is as follows (dollars in millions):

	Current Guidance (as of October 29, 2026)	Prior Guidance (as of August 4, 2026)
Operating earnings (loss) - GAAP	$(5) - $(40)	$(20) - $(50)
Adjustments:
Amortization of intangible assets	$97	$97
Intangible asset impairment charges	$55	$55
Share-based compensation	$35	$35
Contingent consideration loss	$2	$2
Depreciation	$3	$3
Operating earnings - As Adjusted (non-GAAP)	$160 - $180	$150 - $180

CONTACTS:

Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
(301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo
ICR Healthcare
(443) 213-0505
peter.vozzo@icrhealthcare.com